Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas
May 14, 2007/10:30 a.m. EDT

CHART INDUSTRIES, INC.
May 14, 2007
10:30 a.m. EDT

Moderator	Good morning, and welcome to the Chart Industries, Inc. 2007 First Quarter Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. As a reminder, today’s call is being recorded.

You should have already received the Company’s earnings release that was issued earlier this morning. If you have not received the release, you may retrieve it by visiting Chart’s Web site at www.chart-ind.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until May 28th. The replay information is contained in the earnings release.

Before we begin, the Company would like to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statement. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the Company’s earnings release and latest filings with the SEC. These filings are available through the investors section of the Company’s Web site, or through the SEC Web site at www.sec.gov. The Company undertakes no obligation to update publicly or revise any forward-looking statement.

I would now like to turn the conference over to Mr. Michael Biehl, Chart Industries’ Executive Vice President and Chief Financial Officer. You may begin your conference.

CHART INDUSTRIES, INC.
Host: Sam Thomas
May 14, 2007/10:30 a.m. EDT

M. Biehl	Thank you. Good morning, everyone. I would like to thank all of you for joining us today. I will begin by giving you an overview of our first quarter results, and Sam Thomas, our Chairman, President and Chief Executive Officer, will provide highlights of the operating results for each of our business segments and the outlook for 2007.

We are pleased to report that net sales for the first quarter of 2007 were $152.5 million, and represent an increase of 26% compared to net sales of $120.8 million in the first quarter of 2006, as all of our business segments reported sales growth.

Our gross profit for the first quarter of 2007 was $39.9 million, or 26% of sales, compared with $37.0 million, or 31% of sales, for the first quarter of 2006. The increase in our gross profit was primarily attributable to higher sales volumes, particularly in our Distribution & Storage and BioMedical segments. However, our gross profit margin was lower in the first quarter of 2007 as a result of our Energy & Chemicals segment, which Sam will address later in this call.

Selling, general and administrative, or SG&A, expenses were $19.4 million, or 13% of sales, for the first quarter, compared with $17.5 million, or 15% of sales, for the same quarter in 2006. This growth in SG&A expenses was primarily due to higher employee-related and infrastructure costs to support our growth, particularly in our Distribution & Storage segment, and higher sales and research and development costs in our BioMedical segment. In addition, Corporate SG&A expenses increased primarily due to $700,000 of Sarbanes-Oxley implementation costs and secondary offering expenses incurred in the first quarter of 2007.

Amortization expense for the first quarter of 2007 was $3.0 million, and for the comparable period of 2006 was $3.6 million. This decrease of $600,000 was attributable to certain intangible assets being fully amortized at the end of 2006.

Net interest expense and amortization of financing costs for the first quarter of 2007 was $6.8 million, and for the comparable period of 2006 was $6.9 million. This slight decrease was primarily due to lower long-term debt outstanding as a result of voluntary principal payments made during 2006 under the term loan portion of our senior credit facility. This was offset partially by higher interest rates on our senior credit facility in the first quarter of 2007 and additional interest expense incurred in the first quarter of 2007 on our senior subordinated notes, since our senior

CHART INDUSTRIES, INC.
Host: Sam Thomas
May 14, 2007/10:30 a.m. EDT

notes exchange offer was not completed until early April 2007 when the additional interest ceased accruing.

Income tax expense of $3.7 million for the first quarter of 2007 represents an annual effective tax rate of 34%, and compared with $3.0 million for the first quarter of 2006, which represented an annual effective tax rate of 33%. The slight increase in the effective tax rate in 2007 was primarily due to a greater proportion of U.S. earnings that are taxed at higher rates than our foreign earnings.

In summary, consolidated net income for the first quarter of 2007 was $7.2 million and represented $0.28 per diluted share. However, excluding $3.3 million in additional costs related to two large, complex installation projects and lost productivity as a result of a strike at our La Crosse, Wisconsin, facility earlier in the year that will be explained further by Sam, and Sarbanes-Oxley implementation and secondary offering expenses incurred of $700,000, our 2007 first quarter pre-tax income would have been $14.9 million and our net income and diluted earnings per share would have been $9.8 million and $0.38, respectively. This compares to 2006 first quarter net income of $6.0 million. For the first quarter of 2006, earnings per share information is not available on a comparable basis as a result of our initial public offering completed in July of last year.

Cash provided by operating activities for the first quarter of 2007 was $1.0 million compared to $11.9 million for the same period in 2006. This decrease in cash provided by operations was primarily due to higher inventory levels to support sales growth and higher net unbilled contract revenue in 2007 as a result of increased sales and the timing of progress billings under existing contracts with customers.

In the first quarter of 2007, cash used in investing activities was $6.6 million, compared with $2.6 million used in the first quarter of 2006. $2.4 million of this growth was attributable to increased capital expenditures to support continued strategic expansions at our Energy & Chemicals brazed aluminum heat exchanger facility in La Crosse, Wisconsin, and our Distribution & Storage facility in China.

The remaining $1.6 million increase in cash used in investing activities was the result of purchasing the remaining minority interest in our Czech Republic subsidiary, Chart Ferox a.s. in the first quarter of 2007.

CHART INDUSTRIES, INC.
Host: Sam Thomas
May 14, 2007/10:30 a.m. EDT

During the first quarter of 2007, $900,000 of cash was used for financing activities compared with $5.8 million used in the first quarter of 2006. In the first quarter of 2006, $5.0 million of cash was used to make a voluntary principal prepayment under our senior credit facility.

As a result of these activities, we ended the first quarter of 2007 with $12.4 million of cash versus $18.9 million at the end of 2006.

I will now turn the call over to Sam Thomas, and he will review our business segment highlights for the first quarter of 2007 and provide an updated outlook for 2007.

S. Thomas	Thank you, Michael, and good morning, everyone.

As I mentioned in our earnings release, we are very pleased with our first quarter operating results for our Distribution & Storage and BioMedical business segments, which exceeded our expectations and our 2006 operating results. In both of these business segments we had strong performances across all product lines, and in both the U.S. and international markets that we serve. On the other hand, our operating performance in our Energy & Chemicals segment was lower than expected as we continued to work through some challenging on-site installation projects.

The Energy & Chemicals segment, or E&C, sales improved by 27% to $52.3 million for the first quarter of 2007, compared with $41.2 million for the same quarter in the prior year. This increase resulted primarily from the inclusion of $9.9 million of air cooled heat exchanger sales as a result of the acquisition of Cooler Service in the second quarter of 2006, and to a lesser extent higher volume in both brazed aluminum heat exchangers and process systems. E&C’s gross profit margin decreased to 12% in 2007, compared with 28% in 2006, primarily due to lower margins on two complex, long-term installation projects, and lower productivity at the La Crosse, Wisconsin, brazed aluminum heat exchanger facility as a result of a strike in early February that was settled. Also contributing to the margin decline was the increase in costs on several other fixed-price contracts that were completed or near completion in the first quarter. The cost increases were primarily attributable to escalating labor costs for engineers and skilled welders and higher raw material costs due to a rapid increase in stainless steel surcharges. In addition, the operating results for the first quarter of 2006 included a high margin heat exchanger and process systems emergency project that increased the E&C gross profit margin by approximately 6 percentage points.

The costs to complete these two installation projects have continued to increase due to project scope changes made by the customers and other

CHART INDUSTRIES, INC.
Host: Sam Thomas
May 14, 2007/10:30 a.m. EDT

events that have occurred. We are aggressively working with our customers and vendors to recover the additional costs incurred and maintain margins on these projects at expected levels. However, under accounting rules, revisions in cost estimates are required to be recognized in the period revisions become known, while additional revenues and cost reimbursements are recognized only when assured. Both installation projects are expected to be completed during the remainder of 2007. The two installation projects and the La Crosse strike had a combined $3.3 million unfavorable impact on the E&C first quarter 2007 gross profit. In other words, the E&C gross profit margin would have been approximately 21% excluding these items. I would also like to point out that going forward our E&C business does not plan to pursue on-site installation projects, and currently does not have any other projects of this kind in its backlog.

I am very pleased to mention that Mike Bright has joined the Company as the President of our E&C business. Mike comes to Chart from the Flow Control Division of Tyco International, where he served as President of the Asian Division. For the past 14 years, he was based in Singapore and brings strong international experience to Chart, particularly in Asia. As President of Tyco’s Flow Control Asian Division, Mike was instrumental in transforming the business from $20 million in revenue to over $450 million over a period of several years through the development of the leadership team and successfully integrating acquisitions into existing operations.

I would also like to mention that Tony Sethi has recently joined the E&C business in a newly created position of Vice President, General Manager – Process Systems. Tony will report directly to Mike Bright. Tony had a long career with Invensys, Inc., a leader in industrial automation and business solutions, in a variety of different senior management positions, including General Manager of North American operations. He brings to Chart extensive experience in managing large and complex projects.

The Distribution & Storage segment, or D&S, sales for the first quarter of 2007 continued to be very strong, increasing by 27% to $76.8 million compared to the first quarter of 2006. Bulk storage and packaged gas systems sales volumes were favorably affected by the continued growth in the global industrial gas market, including markets served by the Company’s China and Czech Republic facilities, and price increases continued to absorb escalating raw material costs. Also contributing to the sales growth was favorable foreign currency translation as a result of the weakened U.S dollar compared to the Euro and Czech Koruna. As we look at the remainder of

CHART INDUSTRIES, INC.
Host: Sam Thomas
May 14, 2007/10:30 a.m. EDT

2007, we expect continued overall growth in the global industrial gas market. We expect more growth to come from international markets, particularly Central Europe and Asia, as the U.S. market is demonstrating moderating growth. D&S gross profit increased by $6.9 million to $25.8 million in the first quarter, and margin improved by approximately two percentage points to 34%, compared with the quarter a year ago. This improvement was primarily the result of higher sales volume and the timing of product price increases.

BioMedical segment sales for the quarter improved by 21% to $23.4 million compared with $19.3 million for the same quarter in the prior year. This increase in sales was primarily due to higher volume in the international markets, for both medical respiratory products and international biological storage systems, and higher volume in other product sales. BioMedical gross profit increased by $1.6 million during the first quarter of 2007, and margin increased slightly to 35% compared with the first quarter of 2006.

Overall, backlog was $342.2 million at March 31, 2007, an increase of 7% compared to the backlog of $319.2 million at December 31, 2006, and an increase of 44% compared with the backlog of $237.0 million at March 31, 2006. Orders for the first quarter of 2007 were $174.8 million, compared with orders for the fourth quarter of 2006 of $203.2 million and the first quarter of 2006 of $125.0 million.

E&C orders for the first quarter of 2007 remained strong at $71.3 million after having very robust order activity in the fourth quarter of 2006, which included an overseas LNG award in excess of $40 million. Much of the order activity in E&C is coming from smaller LNG projects. However, our bid backlog remains strong and we continue to be very optimistic about opportunities in securing orders for larger LNG projects where there have been reported project delays or where other opportunities may come up. E&C backlog was $226.7 million at March 31, 2007 and increased 10% compared to the level at the end of 2006. D&S orders in the first quarter of 2007 remained strong at $76.6 million due to continued demand in the global industrial gas market. D&S’ backlog at the end of the first quarter of 2007 remained consistent at $105.7 million compared to the backlog at the end of 2006. BioMedical orders in the first quarter of 2007 were $26.9 million, and represented a 62% increase compared to orders of $16.6 million in the fourth quarter of 2006. This increase was primarily attributable to increased demand in international medical respiratory markets, increased demand in both the U.S. and international biological storage markets and seasonality.

CHART INDUSTRIES, INC.
Host: Sam Thomas
May 14, 2007/10:30 a.m. EDT

Overall, our outlook for 2007 remains positive. We are increasing our sales forecast to a range of $620 million to $650 million, and reaffirming our diluted earnings per share forecast range of $1.54 to $1.66 per share.

I would like to point out that this earnings per share guidance for 2007 does not include potential future non-recurring charges, such as additional secondary offering expenses and the possible vesting of management’s stock options that could result in a $7.7 million charge if all of the options were to vest.

This concludes our remarks. Operator, please open up the lines for questions and provide the participants with instructions for doing so. Thank you.

Moderator	Thank you. We will pause for a few moments to compile the Q&A roster. Your first question comes from Michael Weisberg with ING.

M. Weisberg	Hello, Sam. How are you?

S. Thomas	Good, Michael.

M. Weisberg	Great. A couple things if I could. You said, just a little quickly for me to write it down clearly, the costs of the two problem contracts was $3.3 million in the quarter?

S. Thomas	Yes. That also included the charges, the hit to gross margin, from the strike in La Crosse.

M. Weisberg	Oh, okay. So that’s the two projects plus the strike.

S. Thomas	Correct.

M. Weisberg	And I think you said if you added that back to your reported gross margins you went to 21%.

All	Correct.

M. Weisberg	Because I was getting like 18%.

CHART INDUSTRIES, INC.
Host: Sam Thomas
May 14, 2007/10:30 a.m. EDT

M. Biehl	This is Michael Biehl. There are about $8.4 million of sales that go along with that, so if you strip out the sales and you strip out the cost, it works back to about 21%.

M. Weisberg	I see. So if you took out the sales that explains it. Great.

The biggest part of the losses will be, I guess, the remaining losses will be second quarter, and then scale down as the year goes on?

S. Thomas	Well we booked all of the costs that we forecast to complete those contracts. There are, of course, opportunities for increased revenues as a result of negotiating change orders or insurance settlements or mediation settlements and the like.

M. Weisberg	I see. So actually if they ask you to have a change order you have to spend the money on that and book it as a loss, and then try to collect the revenues in the future.

S. Thomas	That is correct.

M. Weisberg	If you do collect it does that flow into the income statement or is it a balance sheet offset?

S. Thomas	No, it flows into the income statement.

M. Weisberg	What do you think the timing is on potentially collecting those?

S. Thomas	I’m not very good at predicting those, but hopefully there will be some impact in 2007. It could go into 2008.

M. Weisberg	You were running losses on these contracts all through the second half of last year, and the overall margins of the E&C business, on a gross margin basis after the dip in the second quarter, was slowly getting better. So I just want to understand sort of what happened here, and if there were things that happened here that were unexpected by you three months ago.

S. Thomas	Those projects in the second half of the year were run pretty much at breakeven. And what occurred in the first quarter was that in order to deal with problems that occurred or changes of scope, the work content increased and some of those costs we had to book in advance of the anticipated cost to complete the contract. So the costs that will occur in

CHART INDUSTRIES, INC.
Host: Sam Thomas
May 14, 2007/10:30 a.m. EDT

the second and third quarter were booked in the first quarter, but no offsetting revenue was booked.

M. Weisberg	Would you anticipate you could run this breakeven in the second quarter?

S. Thomas	That’s the way we have set it up. Yes.

M. Weisberg	So everything else being equal, with no strike, that would get gross margins back to that—the first number should be a two.

All	Correct.

M. Weisberg	I have a few more, but let me get back in queue and let other people ask.

M. Biehl	Okay.

S. Thomas	Thank you.

Moderator	Your next question comes from David Duong with Simmons & Company.

D. Duong	Good morning, guys.

All	Good morning, David.

D. Duong	With respect to these two installation projects you talk about trying to recoup some of these costs going forward, how much do you anticipate that you can recoup?

M Biehl	At this point we really can’t anticipate, because we’re negotiating with the customers. We have some change orders out there with them right now, but at this point we just can’t comment on it.

D. Duong	So your earnings guidance does not include any potential revenues or cost reimbursements on these projects?

M. Biehl	That is correct.

S. Thomas	Yes, our earnings guidance has not included any assumption that we will collect on those contracts.

CHART INDUSTRIES, INC.
Host: Sam Thomas
May 14, 2007/10:30 a.m. EDT

D. Duong	And then changing gears, KBR is kind of shifting away from these larger LNG and GTL projects, but yet you have a pretty optimistic view. Can you just kind of walk us through that dynamic?

S. Thomas	Yes. Certainly projects that we’ve talked about earlier, West African projects, look to be going out further from the originally forecasted 2006 and then 2007 dates. But our customers are still optimistic that one can occur in 2007, or an order would be placed in 2007. The others they’ve put out in the 2008 timeframe, but as you are all aware, the political risk and uncertainty in Nigeria makes the timing of the Nigerian projects virtually impossible to predict.

We have seen a number of other projects that are smaller in scale, but that we have additional content on, that have moved forward. There is at least one project where we’re currently doing a FEED study and could move forward with an order during 2007.

So while the overall market has tended to say that very large scale LNG projects will move out, I don’t think there has been any reduction in interest in view that LNG liquefiers will be built, and some of the smaller ones seem to be moving forward at a more measured pace.

D. Duong	And then just one last question, with respect to your E&C backlog, what percentage of that is made up of fixed-price contracts? And how successful are you with passing along these rising costs?

S. Thomas	A high percentage of that backlog, probably 75% to 80%, is at fixed prices. The ability to pass on cost increases is typically dependent on whether there are changes specified by the customer post award, so I would say that in better than 50% of our total backlog we do have the opportunity to pass along price increases.

D. Duong	Great. Thank you.

Moderator	Your next question comes from Mike Kuchler with ING.

M. Kuchler	Good morning, gentlemen. The two projects in which you have the cost overruns again this quarter, can you comment on that what your current outlook is on when those two projects will be completed?

S. Thomas	Yes. One of them is forecast to close early in the third quarter. The second, the initial contract for which we have the fixed price, will finish in

CHART INDUSTRIES, INC.
Host: Sam Thomas
May 14, 2007/10:30 a.m. EDT

the second quarter, but there are additional time and material extensions to that project, which are not fixed-price basis, which will go into certainly the third quarter, potentially the fourth quarter.

M. Kuchler	And then on the last call you mentioned second and fourth quarter, so is one pulling in or is one pushing out a little bit?

S. Thomas	One has gone out further because of additional scope decided upon by the customer.

M. Kuchler	Which you’ll get paid for that not at a fixed cost, so you’ll have better margins on that part.

S. Thomas	We hope so, yes.

M. Kuchler	Actually that’s just good for now. Thank you.

S. Thomas	Thank you.

Moderator	Your next question is a follow-up question from Michael Weisberg with ING.

M. Weisberg	Sam, are you more optimistic about the outlook on the D&S business, particularly internationally, than you might have been say three months ago?

S. Thomas	Yes, I’ve been very pleasantly surprised at the continued strength of our business. It has been interesting that for our business in the Czech Republic we’ve benefited from the upturn in North European, particularly German, activity, as well as Central Europe benefiting from that increase in activity in economic production. And in China the Chinese market, as well as the Southeast Asian market, both continue to be very robust.

M. Weisberg	Great. You say it looks like the U.S. market is sort of topping out here do you think?

S. Thomas	What we’ve seen is that the backlog is not growing as it was in the third and fourth quarter, particularly in the bulk tank segment. There is an element of a consolidation as a result of the Linde acquisition of BOC slowing down orders while they use up inventory that became available to the other company. And in the follow-on divestment Linde’s air separation plant in the U.S. to Airgas is a similar exercise where there was

CHART INDUSTRIES, INC.
Host: Sam Thomas
May 14, 2007/10:30 a.m. EDT

surplus inventory at one of those companies able to be used by the other temporarily dampening demand for our bulk tanks in North America. We would expect that to flush through in sort of a six-month period of time.

M. Weisberg	That would constrain U.S. growth until that’s washed through.

S. Thomas	Correct.

M. Weisberg	Great. Thank you very much.

S. Thomas	Pleasure.

Moderator	At this time there are no further questions. Management, are there any closing remarks?

S. Thomas	Only to say that we are pleased with the way the business has performed. With the exception of the difficulties we’ve talked about within E&C, we do feel we have a very well qualified management team and the resources necessary to both close out these problem projects we’ve talked about, and also address the challenges going forward so that we look forward to continuing to operate this business successfully.

Thank you very much.

Moderator	Ladies and gentlemen, this concludes today’s conference call. You may now disconnect.